UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2014

OURNETT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

(Former Name of Registrant)

Nevada	333-192415	46-3545939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Fifth Avenue, Suite 1420

New York, New York 10110

(Address of principal executive offices) (zip code)

212-986-1544

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 8, 2014, Xavier Rey was appointed by Ournett Holdings, Inc. (the “Company”) to serve as the Chief Executive Officer, of the Company. Further, on April 8, 2014, Pablo Alonso resigned as an executive officer and director of the Company to pursue other interests. Mr. Alonso’s resignation was not the result of any disagreements with the Company.

There is no understanding or arrangement between Mr. Rey and any other person pursuant to which he was appointed as an executive officer and director.  Mr. Rey does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Mr. Rey has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

From 2011 through the present, Mr. Rey has worked as a consultant for Biplano in Paris and has also assisted with the development of the Company’s business concept and business plan.  From 2009 until 2011, Mr. Rey was the General Director for Fimarge, Entidad Financiera Andorrana in Spain. From 2008 through 2009, Mr. Rey worked at Eugene Perma S.L. as a Corporate Director.  Mr. Rey received a Business and Economics degree from Universidad de Navarra in Spain.  Mr. Rey’s general business experience allows the Board to understand the economy and marketplace in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OURNETT HOLDINGS, INC.

Date: April 10, 2014	By:	/s/ Xavier Rey
Xavier Rey
Chief Executive Officer